                                                                   EXHIBIT 4.10

                             RESTRUCTURING AGREEMENT

     This RESTRUCTURING AGREEMENT (the "Agreement"), executed this 16th day of October, 2001, is entered into by and between Constellation 3D, Inc., a Delaware corporation (the "Company") and Sands Brothers Venture Capital, LLC, a New York limited liability company ("Venture Capital").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, pursuant to the terms of that certain Placement Agency Agreement dated December 1, 1999, as amended on December 22, 1999, March 7, 2000, March 23, 2000, May 16, 2000, May 31, 2000, June 28, 2000, July 13, 2000 and August 2,
2000, and any other amendment or additional document executed on or before the date of this agreement and as supplemented by that certain letter agreement dated February 8, 2000, between the Company and Sands Brothers & Co., Ltd. (collectively, the "Placement Agency Agreement"), Sands Brothers & Co., Ltd. ("Sands Brothers") was retained by the Company to act as its placement agent and to perform, among other things, certain investment banking and financial advisory services for the Company (the "Relationship");

     WHEREAS, pursuant to the Relationship, Sands Brothers identified Venture Capital as a qualified subscriber to engage in a financing transaction with the Company (the "Venture Capital Financing"), which was consummated pursuant to that certain Securities Purchase Agreement dated March 23, 2000, by and between the Company and Venture Capital (the "Securities Purchase Agreement");

     WHEREAS, pursuant to the Securities Purchase Agreement, Venture Capital purchased and the Company issued and sold a 10% Subordinated Convertible Debenture dated March 24, 2000 (the "Debenture") in the principal amount of Four Million ($4,000,000) Dollars with a maturity date of September 24, 2001;

     WHEREAS, pursuant to that certain Settlement Agreement reached between the parties effective as of May 31, 2001, the Debenture and all of its terms remain in full force and effect;

     WHEREAS, the Company desires to amend and restructure certain terms of the Debenture and Venture Capital has agreed to do so pursuant to the terms hereof;

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, intending to be legally bound, the parties hereto hereby agree as follows:

     Section 1. Extension of the Maturity Date of the Debenture.
                -----------------------------------------------

     The Debenture issued to Venture Capital in the principal amount of Four Million ($4,000,000) Dollars, shall remain in full force and effect, however the maturity date of the principal amount with accrued interest thereon is hereby amended and the principal and accrued interest of the Debenture shall be payable as follows:

          a. Two Million Dollars ($2,000,000) of principal with accrued interest shall be paid in immediately available funds within one (1) business day after the Company's receipt and closing on or after the date hereof and before October 30, 2001, of equity and/or debt financing, equal to or in excess of Four Million Dollars ($4,000,000);

          b. From the proceeds of any debt and/or equity financings by the Company that closes after October 30, 2001, the Company shall retire One Million Dollars ($1,000,000) of principal and interest for every Four Million Dollars ($4,000,000) in proceeds received within one (1) business day after the Company's receipt of the proceeds of such financings;

          c. All remaining principal and accrued interest shall be due and payable in full on September 24, 2002, subject to any earlier Event of Default (as defined in the Debenture) (the "Final Maturity Date").

     Section 2. Security for Debenture.
                ----------------------

     The indebtedness evidenced by the Debenture and the payment of the principal and interest thereon shall be senior to all other indebtedness of the Company now outstanding or hereinafter incurred, and shall be secured by all the assets of the Company, as evidenced by a security agreement by and between the parties (a form of which is annexed hereto as Exhibit A); provided, however,
                                                          --------  -------
that that Venture Capital hereby consents and agrees to the issuance by the Company of Five Million Dollars ($5,000,000) of senior secured debt to Halifax Fund, L.P. that will rank pari passu with the indebtedness of the Debenture.

     Section 3. Warrant Terms.
                -------------

     In consideration for entering into this Agreement, the Company hereby grants to Venture Capital a warrant to purchase, at any time from the date hereof, until 5:30 p.m. New York time on September 24, 2004, up to Five Hundred Thousand (500,000) fully-paid and non-assessable shares of the common stock, $.00001 par value per share (the "Common Stock") of the Company, at an initial exercise price of $1.50 per share of Common Stock. The Warrants shall be evidenced by a warrant certificate, a form of which is attached as Exhibit B
                                                                   ---------
hereto, which shall be issued upon execution of this Agreement by both parties. The shares of Common Stock underlying the Warrants acquired upon exercise of the Warrants shall have the same registration rights as afforded to those certain retained and additional retained warrants to purchase shares of the Company's common stock issued to Sands Brothers and its designees pursuant to that certain Settlement and Release Agreement dated May 31, 2001 (the "Original Warrants").

     Section 4. Additional Provisions.
                ---------------------

          a. In the event that the Company has not paid the entire indebtedness evidenced by the Debenture and accrued interest thereon on or before the Final Maturity Date, at its option,

Venture Capital may cause the then current Board of Directors of the Company to resign and Venture Capital shall have the right to replace the Company's Board of Directors with nominees of its own election, each of whom shall be independent and subject only to the consent and approval of Halifax Fund, L.P., not to be unreasonably withheld or delayed.

          b. Venture Capital shall, at its option and upon the approval of Halifax Fund, L.P., be entitled to nominate an individual of its choosing to serve as an independent member of the Board of Directors of the Company. Such individual shall serve on the Company's audit and compensation committees. Notwithstanding the foregoing, the Company hereby consents to the immediate appointment by Venture Capital of an observer to the Company's Board of Directors (the "Observer"). The Observer (after executing the Company's standard non-disclosure agreement) shall be provided notice of any and all meetings of the Board of Directors of the Company and shall be entitled to participate in such meetings as well as all meetings of the Company's audit and compensation committees.

          c. Venture Capital hereby agrees that it shall not (by itself or through any affiliated persons and/or entities) make or cause to be made any trade with respect to any capital shares or capital shares equivalents and/or any derivatives thereof, and/or in any manner change or attempt to alter or affect the market price of the Company's stock. This prohibition shall include without limitation: (i) engaging in any short sales of the Company's stock; (ii) selling derivatives linked to the Company's stock; and/or (iii) engaging in any other perceived hedging activity in any way related to the Company's stock. The foregoing limitations shall not apply to non-affiliates who maintain brokerage accounts at Sands Brothers & Co., Ltd.

          d. The Company hereby agrees that if any installment of the principal of or the interest on the Debenture is not paid when due, then the overdue amount shall bear interest at the annual rate of 12%, which interest shall accrue from the date such overdue amount became due through the date of payment of such overdue amount (including interest thereon) has been duly made. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

     Section 5. Notice. For purposes of this Agreement, notices and all other
                ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

            If to the Company:

            Constellation 3D, Inc.
            805 Third Avenue - 14/th/ Floor
            New York, NY 10022
            Attn: Craig Weiner, Esq., General Counsel
            Fax: (212)308-3572

            With a copy to:

              James Brandt, Esq.
              Jeff Tochner, Esq.
              Latham & Watkins
              885 Third Avenue
              New York, NY 10022
              Fax:

              If to Venture Capital:

              90 Park Avenue, 39/th/ Floor
              New York, NY 10016
              Attn: Steven B. Sands
              Fax: 212) 697-5200

              With a copy to:

              Littman Krooks & Roth P.C.
              65 Third Avenue
              New York, NY 10017
              Attn: Mitchell C. Littman, Esq.
              Fax: (212) 490-2990

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Section 6. Miscellaneous.
                -------------

          a.    Enforcement; Governing Law; Jurisdiction. This Agreement shall
                ----------------------------------------
be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles.

          b.    Headings. The section and paragraph headings contained in this
                --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          c.    Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          d.    Entire Agreement. This Agreement constitutes the entire
                ----------------
agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

          e.    Severability. If any term or other provision of this Agreement
                ------------
is invalid,
illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

          f.    Successors. This Agreement shall be binding upon and shall inure
                ----------
to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The provisions of Section 2(a) hereof are intended to be for the benefit of, and shall be enforceable by, each Releasee and his, her or its, heirs and representatives.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     CONSTELLATION 3D, INC.

                                     By: /s/ Leonardo Berezowsky
                                        ----------------------------------
                                     Title: Chief Financial Officer

                                     SANDS BROTHERS VENTURE CAPITAL LLC

                                     By: /s/ Steven Sands
                                        ----------------------------------
                                     Title: Chief Executive Officer

                                    EXHIBIT A

                           FORM OF WARRANT CERTIFICATE

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR OTHERWISE. THIS WARRANT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                          COMMON STOCK PURCHASE WARRANT

                            Number of Shares: 500,000

                             CONSTELLATION 3D, INC.
                             ----------------------

                          Void after September 24, 2004

1. Issuance. This Warrant is issued to Sands Brothers Venture Capital LLC, a New
   --------
York limited liability company by Constellation 3D, Inc., a Delaware corporation (hereinafter with its successors called the "Company").

2. Purchase Price; Number of Shares. Subject to the terms and conditions
   --------------
hereinafter set forth, the registered holder of this Warrant (the "Holder"), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the office of the Company, at 805 Third Avenue - 14/th/ Floor, New York, NY 10022, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company at a price per share (the "Purchase Price") of $1.50, of up to 500,000 fully paid and nonassessable shares of Common Stock, $ .00001 par value, of the Company (the "Common Stock"). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

3. Exercisability. This Warrant will become exercisable upon the execution
   --------------
hereof by the Company.

4. Payment of Purchase Price; Cashless Exercise. Payment of the Purchase Price
   --------------------------------------------
of the shares shall be by certified check or cashier's check or by wire transfer (of same day funds) to an account designated by the Company in an amount equal to the Exercise Price multiplied by the number of shares being purchased. Notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised at any time during the Exercise Period by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by the Company in good faith by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference, but not less than zero between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. "Market Price," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported on the Nasdaq National Market by Bloomberg Financial Markets ("Bloomberg") for the five (5) consecutive trading days immediately preceding such date, or (ii) if the Nasdaq National Market is not the principal trading market for the shares of Common Stock, the average of the closing bid prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last reported price reported by Bloomberg for such period, or (iii) if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no closing bid price is so reported for such security, the last closing trade price of such security as reported by Bloomberg, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

5. Partial Exercise. This Warrant may not be exercised in part.
   ----------------

6. Issuance Date. The person or persons in whose name or names any certificate
   -------------
representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed. Until such time as this Warrant is exercised in whole or in part, the Holder hereof shall have no rights as a shareholder of the Company.

7. Expiration Date. This Warrant shall expire at the close of business on
   ---------------
September 24, 2004, and shall be void thereafter.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all
   -------------------------------
times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Dividends. If after September 24, 2001 (the "Original Issue Date") the
   ---------
Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10.  Fractional Shares. In no event shall any fractional share of Common Stock
     -----------------
be issued upon any exercise of this Warrant. If, upon exercise of this Warrant, the Holder would, except as provided in this Section 12, be entitled to receive a fractional share of Common Stock, then the Company shall make a cash payment to the Holder equal to the quotient of (a) such fraction multiplied by (b) the fair market value of a share of Common Stock as determined by the Company's Board of Directors, in its sole discretion.

11.  Certificate of Adjustment. Whenever the Purchase Price is adjusted, as
     -------------------------
herein provided, the Company shall promptly deliver to the Holder a certificate either from the Company's President and its Treasurer or from a firm of independent public accountants setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

12.  Registration Rights. If, at any time during the five year period commencing
     -------------------
after the date hereof, the Company proposes to file any registration statement under the Securities Act for purposes of a public offering of securities of the Company, it will give written notice of at least thirty (30) days prior to the filing of the registration statement, to Venture Capital of its intention to do so. If Venture Capital notifies the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford Venture Capital the opportunity to have any the Common Stock underlying such Warrants registered under such registration statement. The Company shall pay all costs (excluding any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of Venture Capital), fees and expenses in connection with all registration statements filed pursuant herein including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses. If the Company shall fail to comply with the provisions of this Section, the Company shall, in addition to any other equitable or other relief available to Venture Capital, be liable for any or all damages due to loss of profit sustained by Venture Capital requesting registration of the Common Stock underlying the Warrants. The Company shall also indemnify Venture Capital and each person, if any, who controls Venture Capital within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement, except as to any loss, claim, damage, expense or liability that arises out of or is based upon any untrue statement or omission based upon written information furnished to the Company by Venture Capital and stated to be for use in connection with the registration statement.

13.  Notices of Record Date, Etc.  In the event of:
     ----------------------------

     a. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,

     b. any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, or

     c. any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any dividend or distribution, or of any such transaction.

14.  Amendment. The terms of this Warrant may be amended, modified or waived
     ---------
only with the written consent of the Company and the holders of Warrants representing at least two-thirds of the number of shares of Common Stock then issuable upon the exercise of the Warrants. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

15.  Warrant Register; Transfers, Etc.
     ---------------------------------

     a. The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

     b. This Warrant may not be transferred or assigned in whole or in part without the prior written consent of the Company, and without compliance with all applicable federal and state securities laws by the transferor and the transferee. Subject to all of the restrictions of the prior sentence, title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, for a permitted transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

     c. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as the original holder of this Warrant is the registered holder of this Warrant, no indemnity shall be required other than its written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

16.  No Impairment. The Company will not, by amendment of its Articles of
     -------------
Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

17.  Governing Law. The provisions and terms of this Warrant shall be governed
     -------------
by and construed in accordance with the internal laws of the State of New York.

18.  Successors and Assigns. This Warrant shall be binding upon the Company's
     ----------------------
successors and assigns and shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

19.  Business Days. If the last or appointed day for the taking of any action
     -------------
required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday in the State of Delaware, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

20.  Consolidation or Merger. In case of any consolidation of the Company with,
     -----------------------
or merger of the Company into, any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company at any time during the Exercise Period, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the holder of this Warrant will have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such consolidation, merger, sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 19 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant.


IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized:

Issued: New York, New York                       Constellation 3D, Inc.
        September 24, 2001
                                                 /s/ Leonardo Berezowsky
                                                 By: Chief Financial Officer

                                   ASSIGNMENT

     For value received __________________ hereby sells, assigns and transfers unto _____ ___________________ assigns and transfers unto _____________________
_______________________________________________________________________________
[Please print or typewrite name and address of Assignee]
_______________________________________________________________________________
the within Warrant, and does hereby irrevocably constitute and appoint _________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.


Dated: __________________

In the presence of:

_________________________

                                  SUBSCRIPTION

To: ____________________                   Date: ____________________

     The undersigned hereby subscribes for _______ shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:


                                            _________________________
                                            Signature

                                            _________________________
                                            Name for Registration

                                            _________________________
                                            Mailing Address

Dated: __________________

In the presence of:

_________________________

                                  SUBSCRIPTION

To: ____________________                   Date: _____________________

     The undersigned hereby subscribes for _______ shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:


                                           ___________________________
                                           Signature

                                           ___________________________
                                           Name for Registration

                                           ___________________________
                                           Mailing Address